Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the First Quarter 2022 and

Will Host Conference Call and Webcast on Wednesday, May 4, 2022

Burr Ridge, Illinois - (May 3, 2022) BankFinancial Corporation (Nasdaq – BFIN) (the “BankFinancial”) filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and a Quarterly Financial and Statistical Supplement in Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.

BankFinancial reported net income for the three months ended March 31, 2022 of $1.3 million, or $0.10 per common share, compared to net income of $1.5 million, or $0.10 per common share, for the three months ended March 31, 2021.  At March 31, 2022, BankFinancial had total assets of $1.660 billion, total loans of $1.055 billion, total deposits of $1.462 billion and stockholders' equity of $154 million.

Total net loans increased by $10.9 million (1.0%) during the quarter ended March 31, 2022.  Total commercial loans and leases increased by $6.7 million (1.4%), net of $2.4 million in SBA Paycheck Protection Program payments, due to stronger originations of commercial finance transactions and higher utilization of healthcare lines of credit. Total commercial equipment finance portfolio balances decreased by $7.7 million (1.9%) as supply-chain and labor availability delayed new equipment finance transactions expected to close in the first quarter of 2022.  Loan growth materially accelerated in April 2022 due to the funding of commercial loan and lease transactions originally scheduled for March 2022.

Total deposits decreased by $26.8 million during the three months ended March 31, 2022, primarily due to a $15.0 million decrease in public-fund deposit accounts and seasonal activity for retail and small business depositors.

The Company’s ratio of nonperforming loans to total loans was 0.18% at March 31, 2022, compared to 0.07% as of December 31, 2021.  Our allowance for loan losses was 0.64% of total loans as of March 31, 2022.

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 9.32% at March 31, 2022. The Company repurchased 50,000 of its common shares during the quarter ended March 31, 2022. The Company’s tangible book value per common share decreased to $11.68 per share (1.8%) at March 31, 2022 primarily due to the impact of higher interest rates on the Company’s U.S. Treasury Note portfolio value.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review first quarter 2022 results in a conference call and webcast for stockholders and analysts on Wednesday, May 4, 2022 at 10:30 a.m. Chicago, Illinois Time.  The conference call may be accessed by calling (844) 413-1780 using participant passcode 7974997. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page.  For those unable to participate in the conference call, the webcast will be archived through Wednesday, May 18, 2022 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877